    As filed with the Securities and Exchange Commission on November 13, 2000
                                                   Registration No. 333-48100

                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                  PRE-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 --------------
                                 EARTHLINK, INC.

             (Exact name of Registrant as specified in its charter)

         DELAWARE                                       58-2511877
  (State of Organization)               (I.R.S. Employer Identification Number)

                      1430 West Peachtree Street, Suite 400
                             Atlanta, Georgia 30309
                                 (404) 815-0770
          (Address and telephone number of principal executive offices)
                           --------------------------
                              Charles G. Betty, CEO
                                 EarthLink, Inc.
                      1430 West Peachtree Street, Suite 400
                             Atlanta, Georgia 30309
                                 (404) 815-0770
            (Name, address and telephone number of agent for service)
                           --------------------------
                                   COPIES TO:
                             Daniel O. Kennedy, Esq.
                                Hunton & Williams
                        600 Peachtree Street, Suite 4100
                             Atlanta, Georgia 30308
                                 (404) 888-4000
                           --------------------------

Approximate date of commencement of proposed sale to the public: From time to time upon the exercise of warrants after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 --------------



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                 EARTHLINK, INC.

                         164,388 SHARES OF COMMON STOCK

                            -------------------------

         This prospectus relates to shares of our common stock issuable to holders of warrants to purchase a total of 164,388 shares of our common stock upon the exercise of such warrants. These warrants were issued on September 12, 2000 in connection with our purchase of OneMain.com, Inc.

         The section of this prospectus entitled "Warrants" sets forth information concerning the warrants and the holders of the warrants. The warrant holders will receive all of the net proceeds from their sale of the shares and EarthLink will not receive any proceeds from the sale of the shares by the warrant holders.


         Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "ELNK." On November 10, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $7.4375.


         You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should consider carefully the risk factors beginning on page 1 of this prospectus before purchasing any of the common stock offered hereby.

                            ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE OFFERED SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ----------------------


                The date of this prospectus is November 13, 2000.

                                TABLE OF CONTENTS

PROSPECTUS                                                             PAGE
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................1
WHERE YOU CAN FIND MORE INFORMATION........................................1
RISK FACTORS...............................................................3
ABOUT EARTHLINK...........................................................10
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................13
USE OF PROCEEDS...........................................................19
WARRANTS..................................................................19
PLAN OF DISTRIBUTION......................................................19
LEGAL MATTERS.............................................................20
EXPERTS...................................................................20

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE INFORMATION INCORPORATED BY REFERENCE, MAY INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. WE INTEND THE FORWARD-LOOKING STATEMENTS TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS IN THESE SECTIONS. ALL STATEMENTS REGARDING OUR EXPECTED FINANCIAL POSITION AND OPERATING RESULTS, OUR BUSINESS STRATEGY AND OUR FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CAN SOMETIMES BE IDENTIFIED BY OUR USE OF FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "ANTICIPATE," "ESTIMATE," "EXPECT," OR "INTEND." KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE STATEMENTS. THE FORWARD-LOOKING INFORMATION IS BASED ON VARIOUS FACTORS AND WAS DERIVED USING NUMEROUS ASSUMPTIONS.

         ALTHOUGH WE BELIEVE THAT OUR EXPECTATIONS THAT ARE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT PROMISE THAT OUR EXPECTATIONS WILL TURN OUT TO BE CORRECT. OUR ACTUAL RESULTS COULD BE MATERIALLY DIFFERENT FROM AND WORSE THAN OUR EXPECTATIONS. IMPORTANT RISKS AND FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM OUR EXPECTATIONS INCLUDE, WITHOUT LIMITATION, (1) THAT THE COMPANY'S SERVICE OFFERINGS MAY FAIL TO BE COMPETITIVE WITH EXISTING AND NEW COMPETITORS, (2) THAT THE COMPANY MAY NOT RETAIN OR GROW ITS MEMBER BASE, (3) THAT THE SPRINT AND/OR THE APPLE ALLIANCE MAY NOT BE AS BENEFICIAL TO THE COMPANY AS MANAGEMENT ANTICIPATES, (4) CUSTOMER ATTRITION RATES MAY NOT IMPROVE TO EXPECTED LEVELS, (5) THE EXPECTED RATE OF GROWTH IN ADVERTISING, CONTENT AND COMMERCE MAY NOT BE ACHIEVED, (6) THE COMPANY MAY NOT ADEQUATELY RESPOND TO TECHNOLOGICAL DEVELOPMENTS IMPACTING THE INTERNET, (7) THAT NEEDED FINANCING MAY NOT BE AVAILABLE TO THE COMPANY IF AND AS NEEDED, (8) THAT A SIGNIFICANT CHANGE IN THE GROWTH RATE OF THE OVERALL U.S. ECONOMY MAY OCCUR, SUCH THAT CONSUMER AND CORPORATE SPENDING ARE MATERIALLY IMPACTED, (9) THAT A SIGNIFICANT REVERSAL IN THE TREND TOWARD INCREASED USAGE OF THE INTERNET MAY OCCUR, (10) THAT A DRASTIC NEGATIVE CHANGE IN THE MARKET CONDITIONS MAY OCCUR, AND (11) THAT SOME OTHER UNFORESEEN DIFFICULTIES MAY OCCUR. THIS LIST IS INTENDED TO IDENTIFY SOME OF THE PRINCIPAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDED ELSEWHERE IN THIS REPORT. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF ALL RISKS AND UNCERTAINTIES INHERENT IN EARTHLINK'S BUSINESS, AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED CAUTIONARY STATEMENTS INCLUDED IN THIS PROSPECTUS AND/OR ANY PROSPECTUS SUPPLEMENT UNDER THE CAPTION "RISK FACTORS."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W     7 World Trade Center      500 West Madison Street
Room 1024                 Suite 1300                Suite 1400
Washington, D.C.  20549   New York, New York 10048  Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ELNK," and our SEC filings can also be read at the following Nasdaq address:

                  Nasdaq Operations
                  1735 K Street, N.W.
                  Washington, D.C.  20006

         Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC (File No. 001-15605):

         - Our Annual Report on Form 10-K for the year ended December 31, 1999, including information incorporated by reference in the Form 10-K from the definitive proxy statement for the 2000 annual meeting of stockholders of EarthLink held on June 1, 2000, which was filed May 1, 2000;

         - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

         - Our Current Reports on Form 8-K, which were filed with the SEC on February 16, 2000, June 21, 2000, July 6, 2000, July 10,
                  2000, August 14, 2000 and September 19, 2000;

         - The description of our common stock contained in our registration statement on Form S-4 (Registration No. 333-94177) filed with the SEC on January 6, 2000;

         - Earthlink Network's Current Report on Form 8-K which was filed with the SEC on October 14, 1999.

         - OneMain.com, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999;

         - OneMain's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

         - Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus (and any accompanying prospectus supplement) relates or the offering is otherwise terminated.

         You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (404) 815-0770 between the hours of 9:00 a.m. and 4:00 p.m., Atlanta, Georgia local time:

                  Investor Relations
                  EarthLink, Inc.
                  1430 West Peachtree Street, Suite 400
                  Atlanta, Georgia 30309

                               RISK FACTORS

    Prospective investors should carefully consider the following risk factors prior to making an investment in EarthLink's stock.

    INCREASED COMPETITION IN THE INTERNET SERVICE INDUSTRY MAY MAKE IT DIFFICULT FOR EARTHLINK TO ATTRACT AND RETAIN MEMBERS AND TO MAINTAIN CURRENT PRICING LEVELS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

    EarthLink operates in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than EarthLink. We compete directly or indirectly with the following categories of companies:

    - established online service providers, such as America Online, Inc., the Microsoft Network and Prodigy Communications Corporation;

    - local, regional and national Internet service providers, such as RMI.NET, Inc. and Internet America, Inc.;

    - national telecommunications companies, such as AT&T Corp. and GTE Corporation;

    - regional Bell operating companies, such as BellSouth Corporation and SBC Communications Inc.;

    - personal computer manufacturers with Internet service provider businesses such as Gateway, Inc. and Dell Computer Corporation;

    - "free access" Internet service providers, such as NetZero, Inc.; and

    - online cable services, such as Excite@Home Corporation and Roadrunner Computer Systems, Inc.

    We also face competition from companies that provide broadband and other high-speed connections to the Internet, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may use broadband technologies to include Internet access or web hosting in their basic bundle of services or may offer Internet access or web hosting services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.

    These companies may also prevent us from delivering Internet access through their systems. If the owners of these high-speed, broadband facilities increasingly use them to provide Internet access and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations could be materially adversely affected.

    Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers, as Internet service providers consolidate into larger, more competitive companies and as providers who offer free access to the Internet grow in number and size. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, or may charge nothing at all in some circumstances, causing us to reduce, or preventing us from raising our fees. As a result, our business may suffer, and the value of our common stock may decrease.

    EARTHLINK'S RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY FLUCTUATIONS IN THE USE OF THE INTERNET FOR E-COMMERCE TRANSACTIONS.

    Use of the Internet for retail transactions is a relatively recent development and the continued demand and growth of a market for services and products via the Internet is uncertain. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:

    - unwillingness of consumers to shift their purchasing from traditional retailers to online-purchases;

    - lack of acceptable security for data and concern for privacy of personal information;

    - limitations on access and ease of use;

    - congestion leading to delayed or extended response times;

    - inadequate development of the web infrastructure to keep pace with increased levels of use; and

    - increased or excessive government regulation.

    If use of the Internet for commercial transactions declines or does not increase, and if other uses, such as e-mail and personal web sites do not increase, this could have a materially adverse affect on EarthLink's business and results of operations through a decrease in new members and portal related-revenue, and could result in a decrease in the value of EarthLink common stock.

    ANY DISRUPTION IN THE INTERNET ACCESS PROVIDED BY EARTHLINK COULD ADVERSELY AFFECT EARTHLINK'S BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    EarthLink's systems and infrastructure is susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and sabotage. EarthLink's systems also are vulnerable to disruptions from computer viruses and attempts by hackers to penetrate EarthLink's network security.

    EarthLink will be covered by insurance from loss of income from some of the events listed above, but this insurance may not be adequate to cover all instances of system failure. EarthLink has insurance from loss of income due to earthquakes, but the amount of such insurance may be insufficient, especially given the frequency and magnitude of earthquakes in California, where a number of EarthLink's facilities are located.

    Any of the events described above could cause interference, delays, service interruptions or suspensions and adversely affect EarthLink's business and results of operations.

    EarthLink must continue to expand and adapt its system infrastructure to keep pace with the increase in the number of members who use the services it expects to provide. Demands on infrastructure that exceed EarthLink's current forecasts could result in technical difficulties with its servers. Continued or repeated system failures could impair EarthLink's reputation and brand names and reduce EarthLink's revenues.

    If, in the future, EarthLink cannot modify these systems to accommodate increased traffic, EarthLink could suffer slower response times, problems with customer service and delays in reporting accurate financial information. Any of these factors could significantly and adversely affect the results of EarthLink's operations and cause a decrease in the value of our common stock.

    EARTHLINK MUST CONTINUE TO ENHANCE ITS PRODUCTS AND SERVICES AND DEVELOP NEW ONES TO BE SUCCESSFUL IN THE RAPIDLY EVOLVING MARKET FOR INTERNET SERVICES, AND WE CANNOT BE CERTAIN THAT EARTHLINK WILL BE ABLE TO DO SO COST-EFFECTIVELY.

    Rapid technological change, changing customer needs, frequent new product and service introductions and evolving industry standards characterize the Internet market. These market characteristics could render EarthLink's services, technology and systems obsolete. EarthLink must continually improve the performance, features and reliability of its services to respond to evolving market demands and competition. EarthLink's business, operating results and financial condition would be materially adversely affected and the value of our common stock could decline if we are unable to respond in a cost-effective and timely manner to changing market conditions or customer requirements.

    IF EARTHLINK'S THIRD PARTY NETWORK PROVIDERS ARE UNABLE OR UNWILLING TO PROVIDE INTERNET ACCESS TO OUR MEMBERS ON COMMERCIALLY REASONABLE TERMS, EARTHLINK MAY SUFFER A LOSS OF CUSTOMERS, HIGHER COSTS AND LOWER OVERALL REVENUES.

    EarthLink provides dial-up access through company-owned points of presence and through the networks of Worldcom/UUNet, PSINet, Level 3 and Sprint. OneMain provides dial-up access through company-owned points of presence and through the networks of Sprint, Level 3, Worldcom/ UUNet, GTE/BBN and PSINet. Approximately 94% of the members of EarthLink live in a geographic area served by two or more network providers. EarthLink will be able to serve its members through the combination of network providers that it deems most efficient. Only approximately 6% of the members of EarthLink live in a geographic area served by only one network provider. Our ability to provide Internet access to our members will be limited if our third-party network providers are unable or unwilling to provide access to our members, we are unable to secure alternative arrangements upon termination of third-party network provider agreements or there is a loss of access to third-party providers for other reasons. These events could also limit our ability to further expand nationally, which could have a material adverse affect on our business. If we lose access to third-party providers under current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We do not currently have any plans or commitments with respect to alternative third-party provider arrangements in areas served by only one network provider. Moreover, while the contracts with the third-party providers require them to provide commercially reliable service to our members with a significant assurance of accessibility to the Internet, the performance of third-party providers may not meet our requirements, which could materially adversely affect our business, financial condition and results of operations.

    EARTHLINK MAY NOT BE ABLE TO MAINTAIN OR INCREASE ITS MEMBERSHIP LEVELS IF IT DOES NOT HAVE UNINTERRUPTED AND REASONABLY PRICED ACCESS TO THE LOCAL AND LONG-DISTANCE TELECOMMUNICATIONS LINES NECESSARY FOR IT TO PROVIDE INTERNET ACCESS TO ITS MEMBERS.

    EarthLink relies on local telephone companies and other firms to provide data communications capacity through local telecommunications lines and leased long-distance lines. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services on a timely basis, or at all. In addition, local phone service is sometimes available only from the local monopoly telephone company in each of the markets we serve. We believe that the Federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone services, but we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply.

    EARTHLINK'S REVENUES AND RESULTS OF OPERATIONS ARE DEPENDENT UPON ITS PROPRIETARY TECHNOLOGY AND EARTHLINK MAY NOT BE SUCCESSFUL IN PROTECTING ITS PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT IT INFRINGES UPON THE PROPRIETARY RIGHTS OF OTHERS.

    Our success depends in part upon our software and related documentation. We principally rely upon copyright, trade secret and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

    We have permission and, in some cases, licenses from each manufacturer of the software that we bundle in our front-end software product for members. Although we do not believe that the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful.

    We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations. Parties making these claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could materially adversely affect EarthLink's business, financial condition and results of operations.

    DIFFICULTIES EARTHLINK MAY ENCOUNTER WITH OUR GROWTH AND EXPANSION COULD ADVERSELY AFFECT THE RESULTS OF EARTHLINK'S OPERATIONS.

    EarthLink's strategy will be to grow its membership at a rapid pace. This strategy is likely to place a significant strain on EarthLink's resources because of:

    - the need to manage relationships with various strategic partners, technology licensors, members and other third parties;

    - difficulties in hiring and retaining skilled personnel necessary to support EarthLink's business;

    - increased demand on customer service and technical support;

    - pressures for the continued development of EarthLink's financial and information management systems; and

    - potential challenges associated with strategic acquisitions of complementary member accounts and businesses, if any, including systems integration difficulties and infrastructure strains on our ongoing business.

    Difficulties EarthLink may encounter in dealing successfully with the above risks could adversely affect the results of EarthLink's operations.

    THE ABILITY OF EARTHLINK STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF EARTHLINK IS LIMITED.

    There are provisions in EarthLink's certificate of incorporation, bylaws, and the Delaware General Corporation Law ("DGCL") that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving EarthLink or could discourage a third party from attempting to acquire control of EarthLink, even if these events would be beneficial to the interests of the stockholders. In particular, the board of directors could delay a change in control of EarthLink. In addition, certificate of incorporation authorizes our board to provide for the issuance of shares of preferred stock of EarthLink, in one or more series, which the board of directors could issue without further stockholder approval and with terms and conditions and rights, privileges and preferences determined by the board of directors. Pursuant to our contractual obligations with Sprint, we issue convertible preferred stock to Sprint periodically in connection with Sprint's rights to purchase stock in order to maintain its percentage interest in EarthLink. Other than such periodic issuances to Sprint, EarthLink has no current plans to issue any shares of preferred stock. Furthermore, EarthLink is governed by Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless specified conditions are met. These factors could have the effect of delaying, deferring, or preventing a change of control of EarthLink.

    SPRINT CORPORATION IS ONE OF OUR PRINCIPAL STOCKHOLDERS, AND IT CAN EXERCISE SIGNIFICANT INFLUENCE OVER EARTHLINK.

    Sprint Corporation owns approximately 9.6% of the common stock of EarthLink, and it also owns EarthLink preferred stock that if converted would cause its ownership percentage to increase to approximately 25.2%, on a fully-diluted basis. Assuming that Sprint fully exercises its right to maintain its current ownership levels after dilution caused by our acquisition of OneMain, Sprint will own approximately 26.5% of EarthLink, including approximately 10.25% of our common stock. As a result, Sprint is able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. For example, the approval by both of Sprint's representatives on the EarthLink board of directors was required for EarthLink to go forward with the merger. To the extent that EarthLink engages in significant transactions in the future, we may be required to seek Sprint's prior approval.

    Sprint's ownership of EarthLink preferred stock permits it to elect two of EarthLink's directors, whose approval will be required for EarthLink to undertake various activities. Also, without Sprint's consent, EarthLink will not be able to enter into certain commercial relationships with competitors of Sprint such as AT&T or any regional bell operating company. This may reduce or eliminate opportunities for revenue growth. Further, Sprint's competitors may choose not to engage in commercial relationships with us because of our close relationship with Sprint, potentially significantly reducing our opportunities for revenue growth.

    WE MAY BECOME REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION OR OTHER GOVERNMENT AGENCIES, WHICH COULD SIGNIFICANTLY INCREASE OUR OVERHEAD COSTS AND REQUIRE US TO MODIFY OUR GROWTH STRATEGIES AND OPERATING PLANS.

    As an Internet service provider EarthLink is not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses and publicly-traded companies generally. In a report to Congress on April 10, 1998, the Federal Communications Commission reaffirmed that Internet service providers should be classified as unregulated "information service providers" other than regulated "telecommunications providers" under the terms of the Federal Telecommunications Act of 1996.

    Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the Federal Communications Commission stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. We cannot predict whether in the future the Federal Communications Commission will modify its current policies regarding the regulation of Internet service providers.

    ACCESS CHARGES. EarthLink also could be affected by any change in the ability of customers to reach our network through a dial-up telephone call without any additional charges. This practice has allowed Internet service providers to offer flat-rate, non-usage sensitive pricing, and has been an important reason for the growth in Internet use. Recently, the Federal Communications Commission ruled that connections linking end users to their Internet service providers are jurisdictionally interstate rather than local, but the Federal Communications Commission did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long-distance calls, generally on a per-minute basis. EarthLink could be adversely affected by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the FCC Chairman has stated that he opposes Internet-related access charges, and we believe that this development is unlikely, with one possible exception that is not currently relevant to our business. Specifically, there is substantial debate as to whether carrier access charges should apply to Internet-based telephone services that substitute for conventional telephony. We have no current plans to install gateway equipment and other telephony, thus we believe we would not be directly affected by these developments were they to occur.

    POTENTIAL LIABILITY. The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against EarthLink relating to information carried on, stored on, or disseminated through their network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations.

    If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

    OTHER ISSUES. Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as:

    - content;

    - privacy;

    - access to some types of content by minors;

    - pricing;

    - bulk e-mail or "spam;"

    - encryption standards;

    - consumer protection;

    - electronic commerce;

    - taxation;

    - copyright infringement; and

    - other intellectual property issues.

    We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations.

    EARTHLINK'S STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY REGARDLESS OF EARTHLINK'S ACTUAL OPERATING PERFORMANCE.

    EarthLink common stock is listed for trading on the Nasdaq National Market. The trading price of EarthLink's common stock is highly volatile. EarthLink's stock price could be subject to wide fluctuations in response to a variety of factors, including:

    - actual or anticipated variations in quarterly operating results and announcements of technological innovations;

    - new products or services offered by EarthLink or its competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet services industry and the portal and community services segment in particular;

    - EarthLink's announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of common stock; and

    - other events that may be beyond EarthLink's control.

    In addition, the Nasdaq National Market, where most publicly-held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The trading prices of many Internet companies' stocks are, or recently have been, at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustainable. These broad market and industry factors may materially adversely affect the market price of EarthLink's common stock, regardless of EarthLink's actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

                                 ABOUT EARTHLINK


         EarthLink, based in Atlanta, Georgia is one of the leading Internet service providers in the world, providing reliable nationwide Internet access and related value-added services to approximately 4.6 million individual and business customers as of September 30, 2000. We provide a full range of access, hosting and e-commerce solutions to thousands of communities from more than 5,000 points of presence. We were formed in February 2000 as a result of the merger of EarthLink Network, Inc. and MindSpring Enterprises, Inc.



         In September 2000, EarthLink completed its acquisition of OneMain.com, a Reston, Virginia based Internet service provider. OneMain, which offered a full range of dial-up, dedicated access, broadband, hosting and wireless Internet services, had approximately 758,000 subscribers in 35 states.


         EarthLink's growth has resulted from strategic acquisitions as well as traditional marketing channels and alliances. Our organic growth is a product of our efforts to enhance our members' Internet experience through (1) simple, rapid and reliable access to the Internet, (2) superior member service and technical support, and (3) member education and support. As a result, we believe that we have a high member retention rate for our industry.

         Our corporate offices are located at 1430 West Peachtree St., Suite 400, Atlanta, Georgia 30309 and our telephone number at that address is (404) 815-0770.

SERVICES

         Our primary service offerings include:

         -    dial-up Internet access,

         -    high speed access via dedicated circuits, DSL or cable modem,

         -    web hosting,

         -    content, commerce, and advertising;

         -    domain name registration; and

         -    e-commerce solutions.

         These services are offered in various competitively priced plans designed to meet the needs of our members. Our Internet access software incorporates a telephone dialer and email program with several leading third-party Internet access tools, including our own proprietary browser as well as the latest browsers from Netscape and Microsoft. This software provides a functional, easy-to-use Internet access solution for Windows and Macintosh platforms. The software automatically installs these and other software applications on member computers. The simple point-and-click functionality of our software, combined with its easy-to-use multimedia registration and installation system, permits online credit card registration, allowing both our novice and experienced members to quickly set up access to the Internet.

         In October 1999, we introduced our new access software and online interface, EarthLink 5.0. EarthLink 5.0 is designed to provide members with an intuitive, all-in-one Internet environment. It allows for customization and personalization, letting EarthLink members take advantage of the power, speed and scope of a direct Internet connection through one fully-integrated user interface. Members need only click a button to access the Web, email, chat or other Internet applications. In addition to a one-stop Internet environment, EarthLink 5.0's feature set includes an intuitive multimedia-aided account setup process, full management of user profiles and locations, seamless setup multiple personalization and productivity options.

KEY BUSINESS AREAS

         Our key business areas are as follows:

         NARROWBAND ACCESS

         As of June 30, 2000 we had approximately 3.5 million narrowband members. Narrowband access revenues consist primarily of monthly fees charged to members for dial-up Internet access. Narrowband revenues were $582.9 million or 87% of our total revenues in 1999 and $381.8 million or 85% of our total revenues in the six months ended June 30, 2000.

         WEB HOSTING

         We lease server space and provide web services to companies and individuals wishing to have a web or e-commerce presence. As of June 30, 2000, we hosted approximately 135,000 web sites compared to 109,000 as of December 31, 1999, a 24% increase. EarthLink's web hosting revenues were $47.4 million or 7% of total revenues in 1999 and $32.3 million or 7% of revenues in the six months ended June 30, 2000.

         BROADBAND ACCESS

         Broadband access revenues consist of fees charged for high-speed, high-capacity access services including cable, dedicated circuits and DSL services. In 1999 our main broadband focus became DSL. As of June 30, 2000, we serviced 55 broadband markets nationwide. As of June 30, 2000, we had approximately 80,000 broadband members. Broadband revenues were $23.5 million or 4% of our total revenues in 1999 and $19.3 million or 4% of our total revenues during the six months ended June 30, 2000.

         CONTENT, COMMERCE AND ADVERTISING

         We generate content, commerce and advertising revenues by leveraging the value of our member base and user traffic. The principal component of our strategy is our Premier Partnership Program, through which we offer and sell promotional packages that provide advertisers with access to the multiple points of contact we have with our members. The Premier Partnership Program focuses on third parties having a natural affinity to and benefit for our member base. The program generates revenues through (1) sales of banner and other online ads; (2) fees generated through revenue sharing arrangements with online retailers who are accessed through our properties; and, (3) payments for placing links from our properties to third-party content. We also sell advertising and content space on our various online properties, such as the Personal Start Page, the Mall and our online magazine eLink, and through our news magazine, bLink. Content, commerce and advertising revenues were $16.6 million or 2% if total revenues for 1999 and $17.2 million or 4% if total revenues for the six months ended
June 30, 2000.

MEMBER AND TECHNICAL SUPPORT

         We believe that reliable member and technical support are critical to retaining existing members and attracting new members. We provide the following member and technical support services:

         - toll-free, live telephone assistance available seven days a week, 24 hours a day,

         - email-based assistance available seven days a week, 24 hours a day,

         -    help sites and Internet guide files on the EarthLink Web site,

         -    automated "fax back" and "fax on demand" assistance, and

         -    printed reference material.

         We also provide dedicated support for business members. In addition, we maintain newsgroups on the Internet where subscribers can post requests for help and other subscribers, as well as our own support personnel, can respond.

         We currently handle an average of over 60,000 member and technical support calls a day through our call centers located in Pasadena, California; Atlanta, Georgia; Harrisburg, Pennsylvania; Phoenix, Arizona; Seattle, Washington; Sacramento, California; San Jose, California; and Dallas, Texas. We also contract with call center services vendors whose EarthLink-trained employees provide additional technical support assistance. We believe the call centers' technology and systems are scaleable to accommodate call volume growth. We actively evaluate our call center facilities in order to deliver more effective and efficient services to our members.

MARKETING CHANNELS

         Our sales and marketing efforts consist of the following programs:

         ADVERTISING. We advertise our services in print, billboards, electronic and broadcast media. We maintain a presence at national trade shows such as Internet World and MacWorld, as well as local and regional trade shows. DIRECT MARKETING. EarthLink promotes its services directly to members in the form of disk and coupon distribution through the mail, and through promotional inserts in packages, periodicals and newspapers.

         ORIGINAL EQUIPMENT MANUFACTURER CHANNELS. We have marketing arrangements with a number of leading hardware and software manufacturers to include our Internet access software pre-installed on or included with their products.

         AFFINITY MARKETING PROGRAM. Affinity marketing partners such as Discover Card and AAA of Southern California typically bundle our Internet access software with their own goods or services to create a package that promotes EarthLink to potential members.

         SPRINT ALLIANCE. Our alliance with Sprint includes a marketing and distribution arrangement that provides us access to Sprint's branded marketing and distribution channels in the United States, the right to use Sprint's brand for a minimum of ten years and a five-year commitment from Sprint to deliver a minimum of 150,000 new members annually through Sprint's channels. Additionally, Sprint promotes EarthLink as Sprint's exclusive consumer Internet access provider. See "Strategic Alliances" below.

         APPLE ALLIANCE. Although we have been the default ISP in Apple's setup software on its Macintosh branded line of computers, our new January 5, 2000 Internet services agreement extends the time of our relationship through January 4, 2005. This new agreement also makes us the exclusive default ISP for dial-up, ISDN and DSL services on Macintosh computers sold in the United States for a minimum of two years.

         MEMBER REFERRAL PROGRAM. We believe that our existing members are among our most important marketing tools. We currently waive one month of standard access service fees or grant credit for each member who refers a new member to our service. These referrals generate a significant percentage of our new membership.

STRATEGIC ALLIANCES

         In June 1998, we entered into a strategic alliance with Sprint Corporation ("Sprint"). As a part of this alliance, Sprint transferred approximately 130,000 members to us and is committed to generating at least 150,000 new members for us during each of the succeeding 5 years through their channels. Additionally, we are co-branded as Sprint's exclusive consumer Internet access provider, and we have exclusive access to certain dial-up modem ports in Sprint's network. We also have access to Sprint's marketing and distribution channels and the right to use Sprint's widely recognized brand name. In May 2000, pursuant to its `top-up' rights under our strategic alliance agreements, Sprint purchased approximately $431 million of our stock and modified certain aspects of our marketing and co-branding arrangements. As the business relationship between Sprint and EarthLink evolves, we continue to explore additional and alternative arrangements that will better leverage our strengths in products and services and better align our business interests and capabilities.

         In January 2000, we entered into a strategic alliance with Apple Computer, Inc., which we expect to accelerate our member growth. In connection with this alliance, we expanded our existing commercial relationship with Apple so that we will serve as the default ISP for Apple's Macintosh line of computers for a minimum of two years and our overall commercial relationship has been extended through January 4, 2005. In connection with creating this alliance, Apple purchased $200 million of our newly created Series C convertible preferred stock.

TECHNICAL DEVELOPMENT AND SERVICE ENHANCEMENT

         We place significant emphasis on expanding and refining our services to enhance member Internet experience. Our technical staff is engaged in a variety of technical development and service enhancement activities and continuously reviews new third-party software products and technology for potential incorporation into our systems and services. EarthLink 5.0 is a recent product of these efforts. We also regularly update and expand the online services provided through the EarthLink Web site, organize Web content and develop online guides, help screens and other user services and resources.

POPS AND NETWORK INFRASTRUCTURE

         We provide our members with Internet access primarily through both Company managed network and third-party network POPs. Over 90% of the U.S. population can access our Internet service through a local telephone call. We have access to third-party provider POPs through network services agreements with UUNet, PSINet, Level 3, Sprint, Worldcom Advanced Networks (formerly Gridnet International, L.L.C.), GTE Internetworking Incorporated (formerly BBN Planet Corporation) and ICG Netahead.

         We believe that using a combination of EarthLink-owned POPs and leased third-party POPs enables us to provide Internet access services on a nationwide basis while managing the timing and magnitude of our capital expenditures. We employ a strategy of leasing POPs from third-party providers in locations where it is more economical to do so. These are typically geographic areas where we have lower market penetration than areas we serve through EarthLink-owned POPs. We periodically reevaluate the economics of this strategy and, if warranted, may install an EarthLink POP to replace or overlap with a third-party POP. Members located in a geographic area not currently serviced by a local POP can access the Internet through an 800 service.

         We have invested in measures to minimize the effects of damage from fire, earthquake, power loss, telecommunications failure, computer viruses, security breaches and similar events or backup Internet services or backbone facilities or other redundant computing or telecommunications facilities.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    On September 12, 2000, Earthlink acquired OneMain. The following unaudited pro forma condensed combined financial statements give effect to the acquisition by EarthLink of OneMain in a transaction to be accounted for as a purchase. The unaudited pro forma condensed combined financial statements are based on the historical consolidated combined financial statements and related notes of EarthLink and OneMain, which are incorporated by reference to this prospectus. The unaudited pro forma condensed combined balance sheet has been prepared to reflect the acquisition by EarthLink of OneMain as of June 30, 2000. The unaudited pro forma condensed combined statements of operations combine the results of operations of EarthLink and of OneMain for the year ended December 31, 1999 and the six months ended June 30, 2000 as if the acquisition occurred on January 1, 1999. These unaudited pro forma condensed combined financial statements should be read together with the financial statements and related notes of EarthLink and OneMain, both incorporated by reference into this prospectus. The historical financial statements of OneMain are not necessarily indicative of the financial condition or results of operations of such operations on a prospective combined basis.

    EarthLink agreed to purchase OneMain for cash and stock valued at approximately $262 million or approximately $10.06 per share for each of OneMain's approximately 26 million common shares outstanding plus options and warrants. The purchase price consists of approximately $155.6 million in cash and approximately 9.3 million shares of EarthLink common stock valued at $106.7 million at the Nasdaq closing price of $11.50 on September 11, 2000 (the date prior to the merger).

    For purposes of this pro forma information, the purchase price has been allocated to the assets of OneMain. The excess of the purchase price over the fair value of the assets acquired has been allocated to goodwill. The final allocation may differ from that used in the unaudited pro forma condensed combined financial statements.

    The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that would have been achieved had such transactions been consummated as of the dates indicated, or that may be achieved in the future, or the results that would have been realized had the entities been a single entity during these periods. These unaudited pro forma condensed combined financial statements should be read together with the audited historical consolidated combined financial statements and related notes of EarthLink and OneMain, and other financial information pertaining to EarthLink and OneMain including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" from their respective documents incorporated by reference into this prospectus.

                                EARTHLINK, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2000
                                  (UNAUDITED)

                                                                                           PRO FORMA          PRO FORMA
                                                              EARTHLINK     ONEMAIN       ADJUSTMENTS          COMBINED
                                                              ----------   ---------      -----------         ----------
                                                                             (AMOUNTS IN THOUSANDS)
CURRENT ASSETS
  Cash and cash equivalents.................................  $1,069,114   $   1,332       $(155,550)(a)      $  898,563
                                                                                             (16,333)(b)
  Accounts receivable, net..................................     29,034        9,016              --              38,050
  Other assets..............................................     35,494        7,324              --              42,818
                                                              ----------   ---------       ---------          ----------
    Total current assets....................................  1,133,642       17,672        (171,883)            979,431

LONG-TERM ASSETS
  Investments in other companies............................     11,500           --              --              11,500
  Restricted marketable securities..........................         --        2,350              --               2,350
  Other long-term assets....................................      1,089        1,815            (478)(b)           2,426
  Property and equipment, net...............................    193,032       74,122              --             267,154
  Intangibles, net..........................................    177,543      261,814         262,248 (a)(g)      464,985
                                                                                            (238,088)(a)(g)
                                                                                               6,408 (b)(g)
                                                                                               6,000 (c)(g)
                                                                                             (13,654)(d)(g)
                                                                                               3,539 (e)(g)
                                                                                                 964 (f)(g)
                                                                                              (1,789)(f)(g)
                                                              ----------   ---------       ---------          ----------
                                                              $1,516,806   $ 357,773       $(146,733)         $1,727,846
                                                              ==========   =========       =========          ==========
CURRENT LIABILITIES
  Trade accounts payable....................................  $  28,997    $  15,033       $   6,000 (c)      $   50,030
  Other accounts payable and accrued liabilities............    142,377       16,696              --             159,073
  Restructuring reserve.....................................         --        6,442              --               6,442
  Current portion of capital lease obligations..............      9,503       11,870              --              21,373
  Convertible notes.........................................         --          825              --                 825
  Deferred revenue..........................................     33,082       24,673              --              57,755
                                                              ----------   ---------       ---------          ----------
    Total current liabilities...............................    213,959       75,539           6,000             295,498

LONG-TERM LIABILITIES
  Long-term debt, net of current portion....................         --       15,912         (10,403)(b)           5,509
  Deferred income tax liability.............................         --       13,654         (13,654)(d)              --
  Long-term portion of capital lease obligations............      5,672       12,393              --              18,065
  Other liabilities.........................................         --          398              --                 398
                                                              ----------   ---------       ---------          ----------
      Total liabilities.....................................    219,631      117,896         (18,057)            319,470

STOCKHOLDERS' EQUITY
  Preferred stock...........................................        368           --              --                 368
  Common stock..............................................      1,250           25              67 (a)           1,342
  Additional paid-in capital................................  1,807,116      395,792        (395,792)(a)       1,917,261
                                                                                             106,606 (a)
                                                                                               3,539 (e)
  Warrants to purchase common stock.........................        448        1,789             964 (f)           1,412
                                                                                              (1,789)(a)
  Accumulated deficit.......................................   (503,893)    (157,729)        157,729 (a)        (503,893)
  Common stock in treasury, at cost.........................     (8,114)          --              --              (8,114)
                                                              ----------   ---------       ---------          ----------
    Total stockholders' equity..............................  1,297,175      239,877        (128,676)          1,408,376
                                                              ----------   ---------       ---------          ----------
                                                              $1,516,806   $ 357,773       $(146,733)         $1,727,846
                                                              ==========   =========       =========          ==========

                                EARTHLINK, INC.
              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

    Pro forma adjustments are as follows:

a. Based on the per share prices of EarthLink and OneMain and the effective exchange ratios at September 11, 2000 (the day prior to the merger), the aggregate purchase price for OneMain is approximately $262 million. The purchase price consists of $155.6 million in cash and 9.3 million shares of EarthLink common stock valued at $106.7 million. In addition, OneMain options and warrants were converted into EarthLink options and warrants valued at $4.5 million. This entry reflects the value of cash and EarthLink common stock given in exchange for OneMain common stock and the value of options and warrants, to purchase EarthLink common stock, granted to former holders of OneMain options and warrants, respectively.

b. In connection with a purchase and rights agreement OneMain (i) issued 6.75% convertible debentures, due April 27, 2003, in the aggregate principal amount of $12 million to purchasers and (ii) 277,777 warrants at $10.80 per share, dated April 27, 2000, (the "debenture warrants"). OneMain repaid the convertible debentures concurrent with the merger with EarthLink and incurred a termination payment of $4.3 million. This adjustment represents (i) the repayment of the $12 million, 6.75% convertible debentures; (ii) a termination payment of $4.3 million related to the repayment of the $12 million of debt, (iii) $1.6 million of unaccreted discount on the $12 million of debt and (iv) $478,000 of unamortized debt issuance costs.

c. This adjustment reflects the accrual of $6.0 million of estimated costs resulting from the proposed purchase. These charges include direct transaction costs including estimated investment banking fees, financial advisory fees and fees for other professional services. These charges represent a preliminary estimate only and are subject to change.

d. Management has reviewed their combined deferred tax assets and liabilities and, based on the anticipated reversal of combined temporary differences, has determined that it is more likely than not that certain deferred tax assets will be realized. Accordingly, this adjustment gives effect to the reduction of the combined valuation allowance. The resulting deferred tax assets have been netted against the deferred tax liabilities in the accompanying pro forma balance sheet.

e. This adjustment is to account for the fair value of OneMain stock options that have been converted into EarthLink stock options. In conjunction with the merger agreement, EarthLink converted the options granted under any of the stock option plans of OneMain that were vested and had an exercise price equal to or less than the final per share price of OneMain common stock on the consummation date of the merger. The conversion of the OneMain stock options to EarthLink options was based on the exchange ratio of the total consideration paid for each share of OneMain common stock divided by the closing price of EarthLink common stock the day prior to the merger. This adjustment used an exchange ratio of 0.8748 of a share of EarthLink common stock for each share of OneMain common stock.

f. In connection with a purchase agreement and rights agreement OneMain (i) issued 6.75% convertible debentures, due April 27, 2003, in the aggregate principal amount of $12 million to purchasers and (ii) 277,777 warrants at $10.80 per share, dated April 27, 2000, (the "debenture warrants"). In conjunction with the purchase agreement, EarthLink agreed to convert the debenture warrants to warrants to purchase EarthLink common stock. The conversion of the OneMain warrants to EarthLink warrants is based on an exchange ratio determined by dividing the total consideration paid for each share of OneMain common stock by $17. Based on the per share consideration paid for each share of OneMain on September 12, 2000, $10.06, the exchange ratio was determined to be 0.5918. Accordingly, the holders of the debenture warrants will received 0.5918 warrants to purchase EarthLink shares at $18.25 per share.

g. These adjustments reflect the preliminary estimate of the fair value of the assets acquired consisting primarily of the tangible assets of OneMain, customer lists valued at $187,500 and goodwill of $88,942.

                                EARTHLINK, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)


                                                 EARTHLINK                   PRO FORMA       PRO FORMA
                                               AS ADJUSTED(A)    ONEMAIN    ADJUSTMENTS      COMBINED
                                               --------------   ---------   -----------      ---------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....................................    $ 450,566      $ 80,699            --       $ 531,265
Operating costs and expenses:
  Cost of revenues...........................      146,766        31,385            --         178,151
  Selling, general and administrative and
    member support...........................      384,006        59,531            --         443,537
  Merger and restructuring charges...........       33,967         7,179            --          41,146
  Depreciation...............................       29,276        11,612            --          40,888
  Acquisition-related costs..................       47,866        67,987      $(20,080)(c)      95,773
                                                 ---------      --------      --------       ---------
                                                   641,881       177,694       (20,080)        799,495
                                                 ---------      --------      --------       ---------
  Loss from operations.......................     (191,315)      (96,995)       20,080        (268,230)
Interest income (expense), net...............       23,411        (1,331)       (4,666)(d)      17,414
                                                 ---------      --------      --------       ---------
  Loss before taxes..........................     (167,904)      (98,326)       15,414        (250,816)
Income tax benefit...........................           --        22,607       (22,607)(e)          --
                                                 ---------      --------      --------       ---------
  Net loss...................................     (167,904)      (75,719)       (7,193)       (250,816)
Deductions for accretion of dividends........       (7,611)           --            --          (7,611)
                                                 ---------      --------      --------       ---------
Net loss attributable to common
  stockholders...............................    $(175,515)     $(75,719)     $ (7,193)      $(258,427)
                                                 =========      ========      ========       =========
Basic and diluted net loss per share.........    $   (1.46)     $  (3.02)                    $   (2.00)
                                                 =========      ========                     =========
Weighted average common shares outstanding...      120,128        25,061       (16,134)(f)     129,055
                                                 =========      ========      ========       =========

                                EARTHLINK, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)


                                              EARTHLINK         ONEMAIN        PRO FORMA       PRO FORMA
                                            AS ADJUSTED(A)   AS ADJUSTED(B)   ADJUSTMENTS       COMBINED
                                            --------------   --------------   -----------      ----------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..................................    $ 670,433        $ 102,266              --       $  772,699
Operating costs and expenses:
  Cost of revenues........................      225,046           40,581              --          265,627
  Selling, general and administrative and
    member support........................      451,544           69,756              --          521,300
  Depreciation............................       41,256            8,889              --           50,145
  Acquisition-related costs...............      148,267           97,774        $ (1,960)(c)      244,081
                                              ---------        ---------        --------       ----------
                                                866,113          217,000          (1,960)       1,081,153
                                              ---------        ---------        --------       ----------
  Loss from operations....................     (195,680)        (114,734)          1,960         (308,454)
Interest income (expense), net............       21,986            2,529          (9,333)(d)       15,182
                                              ---------        ---------        --------       ----------
  Loss before taxes.......................     (173,694)        (112,205)         (7,373)        (293,272)
Income tax benefit........................           --           13,353         (13,353)(e)           --
                                              ---------        ---------        --------       ----------
  Net loss................................     (173,694)         (98,852)        (20,726)        (293,272)
Deductions for accretion of dividends.....      (14,106)              --              --          (14,106)
                                              ---------        ---------        --------       ----------
Net loss attributable to common
  stockholders............................    $(187,800)       $ (98,852)       $(20,726)      $ (307,378)
                                              =========        =========        ========       ==========
Basic and diluted net loss per share......    $   (1.65)       $   (4.45)                      $    (2.53)
                                              =========        =========                       ==========
Weighted average common shares
  outstanding.............................      113,637           22,222         (14,307)(f)      121,552
                                              =========        =========        ========       ==========

                                EARTHLINK, INC.
         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

a. This column represents the historical results of operations of EarthLink except that depreciation expense, which is normally allocated to cost of revenues and operating expense accounts, has been separately disclosed for purposes of these statements.

b. This column reflects the pro forma results of operations of OneMain for the periods presented including the acquisitions of the original 17 Internet service providers (the "IPO Acquisitions") by OneMain as if the IPO Acquisitions occurred on January 1, 1999.

c. This entry reflects the amortization of the OneMain customer list and the excess of the purchase price over net assets acquired over a preliminary estimate of 36 months. Additional costs to provide service to acquired customers are not considered material.

d. Represents the reduction to interest income based on the assumption that the $155.6 million cash component of the cost to purchase OneMain was paid on January 1, 1999.

e. Management has reviewed their combined deferred tax assets and liabilities and, based on the anticipated reversal of combined temporary differences, has determined that it is more likely than not that certain deferred tax assets will be realized. No income tax benefit has been recorded in the Combined Pro Forma Results of Operations for the Year Ended December 31, 1999 and the Six Months Ended June 30, 2000 because the combined deferred tax assets exceed the combined deferred tax liabilities on the date of purchase and future deferred tax benefits are anticipated to be offset by an increase in the valuation allowance.

f. Pursuant to the terms of the purchase agreement, each share of OneMain common stock was exchanged for 0.3562 shares of EarthLink common stock.

                                USE OF PROCEEDS

         All of the net proceeds from the sale of our common stock by the warrant holders will go to those warrant holders upon sale of such shares. Accordingly, we will not receive any proceeds from the sales of our shares by the warrant holders.

                                   WARRANTS

         In connection with our acquisition of OneMain, we issued two warrants to purchase a total of 164,388 shares of our common stock. Strong River Investments, Inc. and Montrose Investments Ltd. each are the holders of a warrant to purchase 82,194 shares of our common stock, that are the shares relating to this prospectus and registered by the registration statement of which this prospectus is a part. Those shares will be issued to such warrant holders upon their exercise at an exercise price of $18.25 per share, subject to adjustment pursuant to the warrants.

         The shares are being registered to permit public secondary trading of the shares so the warrant holders may offer the shares for sale from time to time. If all of these warrants were exercised for cash at the exercise price, EarthLink would issue 164,388 shares of common stock to the warrant holders. Each warrant holder also has the right to pay the exercise price without making any cash payment, in which event, we will issue to such warrant holder a reduced number of shares.

         Neither of the warrant holders are currently EarthLink stockholders. At no time did EarthLink have, nor do we currently have, any agreement or understanding, directly or indirectly, with any warrant holder to distribute the shares underlying the warrants. To the best of our knowledge, neither of the warrant holders had or currently has any agreement or understanding, directly or indirectly, with any person to distribute the shares underlying the warrants. None of the warrant holders is an affiliate of EarthLink.

         EarthLink has filed with the SEC, under the Securities Act, a registration statement on Form S-3 of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions.

                             PLAN OF DISTRIBUTION

         The warrant holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The warrant holders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -    privately negotiated transactions;

         -    short sales;

         - broker-dealers may agree with the warrant holders to sell a specified number of such shares at a stipulated price per share:

         -    a combination of any such methods of sale; and

         -    any other method permitted pursuant to applicable law.

         The warrant holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The warrant holders may also engage in short sales against the box, puts and calls and other transactions in securities of EarthLink or derivatives of EarthLink securities and may sell or deliver shares in connection with thetrades. The warrant holders may pledge their shares to their broker under the margin provisions of customer agreements. If a warrant holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the warrant holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the warrant holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The warrant holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The warrant holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         EarthLink is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the warrant holders. Additionally, we have agreed to indemnify the warrant holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the EarthLink common stock underlying the warrants will be passed upon for EarthLink by Hunton & Williams, Atlanta, Georgia.

                                    EXPERTS

    The audited consolidated financial statements of EarthLink, Inc. for the three years ended December 31, 1999 incorporated in this registration statement by reference to the Current Report on Form 8-K dated July
7, 2000 and the audited supplemental combined financial statements of EarthLink, Inc. incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, except as they relate to MindSpring Enterprises, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to MindSpring Enterprises, Inc. by Arthur Andersen LLP, independent accountants, whose report thereon is also incorporated by reference. The audited consolidated financial statements of EarthLink Network, Inc. incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 and the statement of assets acquired and liabilities assumed of the Sprint Internet Passport Business acquired by EarthLink Network, Inc. as of June 5, 1998 incorporated in this registration statement by reference to the Current Report on Form 8-K dated October 14, 1999 have also been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of OneMain.com, Inc. at December 31, 1998 and 1999, and for the period from its inception on August 19, 1998 to December 31, 1998 and for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. OneMain.com, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of D&E SuperNet, Inc. at December 31 1998, and for each of the two years in the period ended December 31, 1998 and the three months ended
March 31, 1999, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of D&E SuperNet, Inc. to continue as a going concern as described in Note 2 to the financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. D&E SuperNet, Inc's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of SunLink, Inc. at December 31, 1998, and for the two years in the period ended December 31, 1998 and the three months ended March 31, 1999, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of SunLink, Inc. to continue as a going concern as described in Note 2 to the financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. SunLink, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of LebaNet, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998 and the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. LebaNet, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of SouthWind Internet Access, Inc. at December 31, 1998, and for the year then ended and the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. SouthWind Internet Access, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Grant Thornton LLP, independent auditors, have audited the financial statements of SouthWind Internet Access, Inc. for the year ended December 31, 1997, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. SouthWind Internet Access, Inc.'s financial statements are incorporated by reference in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Horizon Internet Technologies, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Horizon Internet Technologies, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of United States Internet, Inc. at December 31, 1998, and for the year then ended and for the three months ended March 31, 1999, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of United States Internet, Inc. to continue as a going concern as described in Note 2 to the financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. United States Internet, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Coulter & Justus, P.C., independent auditors, have audited the financial statements of United States Internet, Inc. for the year ended December 31, 1997, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. United States
Internet, Inc.'s financial statements are incorporated by reference in reliance on Coulter & Justus, P.C.'s report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Internet Partners of America, LC at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Internet Partners of America, LC's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of ZoomNet, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. ZoomNet, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Palm.Net, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.
Palm.Net, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Internet Access Group, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of Internet Access Group, Inc. to continue as a going concern as described in Note 2 to the financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Internet Access Group, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Midwest Internet, L.L.C. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Midwest Internet, L.L.C.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Internet Solutions, LLC at December 31, 1998, and for the year then ended and the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Internet Solutions, LLC's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Kevin J. Tochtrop, independent auditor, has audited the financial statements of Internet Solutions, LLC for the year ended December 31, 1997, as set forth in his report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Internet Solutions, LLC's financial statements are incorporated by reference in reliance on Kevin J. Tochtrop's report, given on his authority as an expert in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of FGInet, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. FGInet, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of SuperHighway, Inc. d/b/a Indynet at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. SuperHighway, Inc. d/b/a Indynet's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of LightSpeed Net, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, and for the three months ended March 31, 1999, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of LightSpeed Net, Inc. to continue as a going concern as described in Note 2 to the financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. LightSpeed

Net, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of JPS.Net Corporation at December 31, 1998, and for the period from its inception on January 31, 1997 to December 31, 1997 and for the year ended December 31, 1998 and the three months ended March 31, 1999, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of JPS.Net Corporation to continue as a going concern as described in Note 2 to the financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. JPS.Net Corporation's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of TGF Technologies, Inc. for the three months ended March 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. TGF
Technologies, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The financial statements of TGF Technologies, Inc. at December 31, 1998, and for each of the two years in the period ended December 31, 1998, incorporated by reference in this prospectus and registration statement have been audited by KPMG LLP, independent auditors, as set forth in their report on these financial statements incorporated by reference in this prospectus and registration statement, and are included in reliance upon this report given upon the authority of KPMG as experts in auditing and accounting.

    Ernst & Young LLP, independent auditors, have audited the Statement of Revenues and Direct Expenses of the Consumer Internet Access Services of Sprint Corporation for the year ended December 31, 1997, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Statement of Revenues and Direct Expenses of the Consumer Internet Access Services of Sprint Corporation is incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses, other than underwriting discounts and commissions, payable by EarthLink in connection with the issuance and distribution of the securities being registered:


Registration Fee......................................     $ 301.08
Printing and Duplicating Expenses.....................     $ 2,000
Legal Fees and Expenses...............................     $ 20,000
Accounting Fees and Expenses..........................     $ 20,000
Miscellaneous.........................................     $ 5,000

         TOTAL........................................     $ 47,301.08
                                                            ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         The amended and restated certificate of incorporation EarthLink (the "Certificate") contains provisions that provide that no director of EarthLink shall be liable for breach of fiduciary duty as a director except for (1) any breach of the director's duty of loyalty to EarthLink or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the DGCL; or
(4) any transaction from which the director derived an improper personal benefit. EarthLink's Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under EarthLink's Bylaws, EarthLink is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, EarthLink has entered into indemnity agreements with each of its directors pursuant to which EarthLink has agreed to indemnify the directors as permitted by the DGCL and has obtained directors and officers liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, EarthLink has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS


       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
         3.1                   --   Amended and Restated Certificate of Incorporation of
                                    EarthLink, as amended (incorporated by reference to
                                    EarthLink's Form S-4 dated January 6, 2000--File No.
                                    333-94177).

         3.2                   --   Bylaws of EarthLink, as amended (incorporated by reference to EarthLink's Form S-4 dated January 6, 2000--File No.
                                    333-94177).

         4.1                   --   Subordinated Debt Indenture (incorporated by reference to
                                    Exhibit 4.3 to MindSpring's Form S-3/A filed on April 7,
                                    1999--File No. 333-74151).

         4.2                   --   First Supplemental Indenture (incorporated by reference to
                                    Exhibit 4.4 to MindSpring's Form S-3/A filed on April 7,
                                    1999--File No 333-74151).

         4.3                   --   Second Supplemental Indenture (incorporated by reference
                                    to Exhibit 4.3 to EarthLink's Registration Statement on
                                    Form S-4 -- File No. 333-41064)

         5.1                   --   Opinion of Hunton & Williams.

        10.1                   --   1995 Stock Option Plan and form of Stock Option Agreement
                                    (incorporated by reference to Exhibit 10.1 to EarthLink
                                    Network's Registration Statement on Form S-1--File
                                    No. 333-15781).

        10.2                   --   (a) Netscape Communications Corporation Internet Service
                                    Provider Navigator Distribution Agreement, dated May 31,
                                        1996, between EarthLink Network, Inc. and Netscape
                                        Communications Corporation (incorporated by reference to
                                        Exhibit 10.6 to EarthLink Network's Registration
                                        Statement on Form S-1--File No. 333-15781).

                                    (b) Amendment No. 1 to Netscape Communications Corporation
                                    Internet Service Provider Agreement (incorporated by
                                        reference to Exhibit 10.6(a) to EarthLink Network's
                                        Registration Statement on Form S-1--File
                                        No. 333-15781).

                                    (c) Amendment No. 2 to Netscape Communications Corporation
                                    Internet Service Provider Agreement (incorporated by
                                        reference to Exhibit 10.6(b) to EarthLink Network's
                                        Registration Statement on Form S-1--File
                                        No. 333-15781).

        10.3                   --   (a) Network Services Agreement, dated May 31, 1996, between
                                    EarthLink Network, Inc. and UUNET Technologies, Inc.
                                        (incorporated by reference to Exhibit 10.7 to EarthLink
                                        Network's Registration Statement on Form S-1--File
                                        No. 333-15781).

                                    (b) Addendum No. 1 to Network Services Agreement
                                    (incorporated by reference to Exhibit 10.7(a) to EarthLink
                                        Network's Registration Statement on Form S-1--File
                                        No. 333-15781).

        10.4                   --   Software Distribution Agreement (MacTCP), dated October 2,
                                    1995, between EarthLink Network, Inc. and Apple Computer,
                                    Inc. (incorporated by reference to Exhibit 10.8 to EarthLink
                                    Network's Registration Statement on Form S-1--File
                                    No. 333-15781).

        10.5                   --   Amended and Restated Employment Agreement (incorporated by reference to Exhibit 10.8(d) to EarthLink Network's
                                    Registration Statement on Form S-1--File No. 333-53063).

        10.6                   --   Standard Industrial/Commercial Multi-Tenant Lease, dated
                                    December 1, 1995, between EarthLink Network, Inc. and Becton
                                    Dickinson and Company (incorporated by reference to
                                    Exhibit 10.12 to EarthLink Network's Registration Statement
                                    on Form S-1--File No. 333-15781).

        10.7                   --   Internet Wizard Sign-Up Agreement, between EarthLink
                                    Network, Inc. and Microsoft Corporation, dated August 16,
                                    1996 (incorporated by reference to Exhibit 10.19 to
                                    EarthLink Network's Registration Statement on
                                    Form S-1--File No. 333-15781).

        10.8                   --   Network Access Agreement, between EarthLink Network, Inc.
                                    and PSINet, Inc., dated July 22, 1996 and Amendment No. 1 to
                                    Network Access Agreement (incorporated by reference to
                                    Exhibit 10.20 to EarthLink Network's Registration Statement
                                    on Form S-1--File No. 333-15781).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        10.9                   --   (a) Office Lease by and between The Mutual Life Insurance
                                    Company of New York, and EarthLink Network, Inc., dated
                                        September 20, 1996 (incorporated by reference to
                                        Exhibit 10.21 to EarthLink Network's Registration
                                        Statement on Form S-1--File No. 333-15781).

                                    (b) Third Amendment to the lease agreement between WHMNY
                                    Real Estate Limited Partnership and EarthLink Network, Inc.
                                        (incorporated by reference to Exhibit 10.1 to EarthLink
                                        Network's Form 10-Q filed on November 16, 1998--File
                                        No. 0-20799).

        10.10                  --   Amended and Restated Convertible Securities Vesting Plan
                                    (incorporated by reference to Exhibit 10.18 to EarthLink
                                    Network's Report on Form 10-K for the fiscal year ended
                                    December 31, 1997--File No. 0-20799).

        10.11                  --   (a) Key Employee Compensation Continuation Plan
                                    (incorporated by reference to Exhibit 10.19 to EarthLink
                                        Network's Report on Form 10-K for the fiscal year ended
                                        December 31, 1997--File No. 0-20799).

                                    (b) Amendment to Key Employee Compensation Continuation Plan
                                    (incorporated by reference to Exhibit 10.19(a) to EarthLink
                                        Network's Report on Form 10-K for the fiscal year ended
                                        December 31, 1997--File No. 0-20799).

        10.12                  --   Governance Agreement, dated as of February 10, 1998,
                                    (incorporated by reference to Exhibit 10.1 to EarthLink
                                    Network's Form 8-K filed on February 10, 1998--File
                                    No. 0-20799).

        10.13                  --   Credit Agreement, dated as of February 10, 1998, with Sprint
                                    Corporation as the Lender (incorporated by reference to
                                    Exhibit 10.3 to EarthLink Network's Form 8-K filed on
                                    February 10, 1998--File No. 0-20799).

        10.14                  --   Registration Rights Agreement, dated as of February 10,
                                    1998, with Sprint Corporation, and Sprint Communications
                                    Company L.P. (incorporated by reference to Exhibit 99.1 to
                                    EarthLink Network's Form 8-K filed on February 10,
                                    1998--File No. 0-20799).

        10.15                  --   Stockholders Agreement, dated as of February 10, 1998, among
                                    EarthLink Network, Inc., Sprint Corporation, Sprint
                                    Communications Company L.P., and the persons identified on
                                    Schedule 1 thereto (incorporated by reference to
                                    Exhibit 99.2 to EarthLink Network's Form 8-K filed on
                                    February 10, 1998--File No. 0-20799).

        10.16                  --   Marketing and Distribution Agreement, dated as of
                                    February 10, 1998, Sprint Corporation, and Sprint
                                    Communications Company L.P. (incorporated by reference to
                                    Exhibit 10.26 of EarthLink Network's Registration Statement
                                    on Form S-4 filed May 13, 1998--File No. 333-52507).

        10.17                  --   Lease Agreement, between EarthLink Network Inc. and Prentiss
                                    Properties Natomas, L.P. (incorporated by reference to
                                    Exhibit 10.1 to EarthLink Network's Form 10-Q filed on
                                    September 30, 1999--File No. 0-20799).

        10.18                  --   Lease Agreement, between Park West E-3 Associates and NETCOM
                                    On-Line Communication Services, Inc., dated February 23,
                                    1996 (incorporated by reference to Exhibit 10.2 to
                                    MindSpring's Form--10-K for the fiscal year ended
                                    December 31, 1998--File No. 0-27890).

        10.19                  --   Lease Agreement, commencing on November 1, 1995, between
                                    West Peachtree Point Partners, L.P. and MindSpring
                                    Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10(j) to MindSpring's Registration Statement on
                                    Form S-1--File No. 333-108).

        10.20                  --   First Amendment dated February 6, 1996 to Lease Agreement
                                    dated November 1, 1995 between John Marshall Law School,
                                    Inc. (assignee of West Peachtree Point Partners, L.P.) and
                                    MindSpring Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10(cc) to MindSpring's Registration Statement on
                                    Form S-1--File No. 333-108).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        10.21                  --   MindSpring Enterprises, Inc. 1995 Stock Option Plan, as
                                    amended (incorporated by reference to Exhibit 10.7 to
                                    MindSpring's Form 10-K for the fiscal year ended
                                    December 31, 1998--File No. 0-27890).

        10.22                  --   Form of Stock Option Agreement (incorporated by reference to
                                    Exhibit 10(v) to MindSpring's Registration Statement on
                                    Form S-1--File No. 333-108).

        10.23                  --   MindSpring Enterprises, Inc. 1995 Directors Stock Option
                                    Plan, as amended (incorporated by reference to Exhibit 10.9 to MindSpring's Form 10-K for the fiscal year ended
                                    December 31, 1998--File No. 0-27890).

        10.24                  --   Form of Director Stock Option Agreement, as amended
                                    (incorporated by reference to Exhibit 10(x) to MindSpring's
                                    Registration Statement on Form S-1--File No. 333-108).

        10.25                  --   Master Services Agreement, dated July 15, 1996, between
                                    BellSouth Telecommunications, Inc. and MindSpring
                                    Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10(cc) to MindSpring's Form S-1--File
                                    No. 333-10779).

        10.26                  --   Office Building Lease Agreement, commencing December 15,
                                    1997, between Pennsylvania Dental Service Corporation, a
                                    Pennsylvania corporation d/b/a Delta Dental of Pennsylvania, and MindSpring Enterprises, Inc. (incorporated by reference to Exhibit 10.13 to MindSpring's Form 10-K for the fiscal
                                    year ended December 31, 1998--File No. 0-27890).

        10.27                  --   Lease Agreement effective as of January 1, 1997 by and
                                    between CMS Peachtree, L.P. and MindSpring Enterprises, Inc.
                                    (incorporated by reference to Exhibit 10(hh) to MindSpring's
                                    Form 10-K for the fiscal year ended December 31, 1996--File
                                    No. 0-27890).

        10.28                  --   Amendment dated June 6, 1997 to Master Services Agreement, dated July 15, 1996, between BellSouth Telecommunications,
                                    Inc. and MindSpring Enterprises, Inc. (incorporated by
                                    reference to Exhibit 10.1 to MindSpring's Form 10-Q for the quarter ended June 30, 1997--File No. 0-27890).

        10.29                  --   Special Service Arrangement Agreement, dated June 1997,
                                    between BellSouth Telecommunications, Inc. and MindSpring
                                    Enterprises, Inc. (a substantially identical contract has
                                    been executed for each of Alabama, Florida, Kentucky, North
                                    Carolina, South Carolina and Tennessee) (incorporated by
                                    reference to Exhibit 10.2 to MindSpring's Form 10-Q for the quarter ended June 30, 1997--File No. 0-27890).

        10.30                  --   Lease Agreement dated November 16, 1999, between Kingston
                                    Atlanta Partners, L.P. and MindSpring Enterprises, Inc.
                                    (incorporated by reference to Exhibit 10.38 to EarthLink's
                                    Form S-4 dated January 6, 2000--File No. 333-94177).

        10.31                  --   First Amendment to Lease, dated October 1, 1999, between
                                    Park West E-3 Associates and NETCOM On-line Communication
                                    Services, Inc. (incorporated by reference to Exhibit 10.39 to EarthLink's Form S-4 dated January 6, 2000--File
                                    No. 333-94177).

        10.32                  --   Lease Agreement, dated June 30, 1998, between Ryan Southbank
                                    II, L.L.C. and MindSpring Enterprises, Inc. (incorporated by reference to Exhibit 10.32 to EarthLink's Registration
                                    Statement on Form S-4--File No. 333-41064).

        10.33                  --   Sublease, dated September 14, 1999, between International
                                    Business Machines Corporation and MindSpring Enterprises,
                                    Inc. (incorporated by reference to Exhibit 10.41 to
                                    EarthLink's Form S-4 dated January 6, 2000--File
                                    No. 333-94177).

        10.34                  --   Fourth Amendment dated June 24, 1998, to Lease Agreement
                                    dated August 11, 1995 by and among 1430 L.L.C. and
                                    MindSpring Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10.42 to EarthLink's Form S-4 dated January 6,
                                    2000--File No. 333-94177).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        10.35                  --   Fifth Amendment dated October 26, 1999 to Lease Agreement
                                    dated August 11, 1995 by and among 1430 L.L.C. and
                                    MindSpring Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10.35 to EarthLink's Registration Statement on Form
                                    S-4--File No. 333-41064).

        10.36                  --   Amendment dated December 20, 1999, to Office Building Lease
                                    Agreement dated December 15, 1997, between Pennsylvania
                                    Dental Service Corporation and MindSpring Enterprises, Inc.
                                    (incorporated by reference to Exhibit 10.36 to EarthLink's
                                    Registration Statement on Form S-4--File No. 333-41064).

        10.37                  --   EarthLink Centre Standard Modified Gross Office Lease, dated
                                    October 5, 1999, by and between Limar Realty Corp. #6 and
                                    Earthlink Network, Inc. (incorporated by reference to
                                    Exhibit 10.37 to EarthLink's Registration Statement on Form
                                    S-4--File No. 333-41064).

        16.1                   --   Letter Regarding Change in Certifying Accountant
                                    (incorporated by reference from Exhibit 99 to Form 8-K filed on July 6, 2000).

        21.1 *                 --   Subsidiaries of EarthLink.

        23.1 *                 --   Consent of PricewaterhouseCoopers LLP (EarthLink, Inc. and
                                    EarthLink Network, Inc.).

        23.2 *                 --   Consent of Arthur Andersen LLP (MindSpring Enterprises,
                                    Inc.).

        23.3 *                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (OneMain.com, Inc.).

        23.4 *                 --   Consent of Ernst & Young LLP, Independent Auditors (D&E
                                    SuperNet, Inc.).

        23.5 *                 --   Consent of Ernst & Young LLP, Independent Auditors (SunLink,
                                    Inc.).

        23.6 *                 --   Consent of Ernst & Young LLP, Independent Auditors (LebaNet,
                                    Inc.).

        23.7 *                 --   Consent of Grant Thornton LLP, Independent Auditors
                                    (Southwind Internet Access, Inc.).

        23.8 *                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Southwind Internet Access, Inc.).

        23.9 *                 --   Consent of Ernst & Young LLP, Independent Auditors (Horizon
                                    Internet Techologies, Inc.).

        23.10*                 --   Consent of Coulter & Justus, P.C., Independent Auditors
                                    (United States Internet, Inc.).

        23.11*                 --   Consent of Ernst & Young LLP, Independent Auditors (United
                                    States Internet, Inc.).

        23.12*                 --   Consent of Ernst & Young LLP, Independent Auditors (Internet
                                    Partners of America, LLC).

        23.13*                 --   Consent of Ernst & Young LLP, Independent Auditors (ZoomNet,
                                    Inc.).

        23.14*                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Palm.Net, USA, Inc.).

        23.15*                 --   Consent of Ernst & Young LLP, Independent Auditors (Internet
                                    Access Group, Inc.).

        23.16*                 --   Consent of Ernst & Young LLP, Independent Auditors (Midwest
                                    Internet, LLC).

        23.17*                 --   Consent of Kevin J. Tochtrop, Certified Public Accountant,
                                    Independent Auditor (Internet Solutions, LLC).

        23.18*                 --   Consent of Ernst & Young LLP, Independent Auditors (Internet
                                    Solutions LLC).

        23.19*                 --   Consent of Ernst & Young LLP, Independent Auditors (FGInet,
                                    Inc.).

        23.20*                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Superhighway, Inc. d/b/a Indynet).

        23.21*                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Lightspeed Net, Inc.).

        23.22*                 --   Consent of Ernst & Young LLP, Independent Auditors (JPS.Net
                                    Corporation).

        23.23*                 --   Consent of KPMG LLP, Independent Auditors (TGF Technologies,
                                    Inc.).

        23.24*                 --   Consent of Ernst & Young LLP, Independent Auditors (TGF
                                    Technologies, Inc.).

        23.25*                 --   Consent of Ernst & Young LLP, Independent Auditors (Consumer
                                    Internet Access Services of Sprint Corporation).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        23.26                 --   Consent of Hunton & Williams (included in Exhibit 5.1).

        24.1                  --   Powers of Attorney for EarthLink's directors (included on
                                   signature page hereto).

-------------------------

 * Filed herewith.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (e)      The undersigned Registrant hereby undertakes that:

                           (i) For purposes of determining any liability under
                  the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

                           (ii) For the purpose of determining any liability
                  under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 13th day of November, 2000.


                                              EARTHLINK, INC.


                                              By:  /s/ CHARLES G. BETTY
                                                 -----------------------------
                                                   Charles G. Betty
                                                   Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons, in the capacities indicated below, on this 13th day of November, 2000.


              SIGNATURES                                TITLE

         /s/ CHARLES G. BETTY               Chief Executive Officer and Director
--------------------------------------      (principal executive officer)
            Charles G. Betty

            /s/ LEE ADREAN                 Executive Vice President-Finance and Administration
--------------------------------------     and Chief Financial Officer
               Lee Adrean                  (principal financial officer)

          /s/ D. CARY SMITH                Vice President and Controller
--------------------------------------     (principal accounting officer)
             D. Cary Smith

         /s/       *                       President and Director
--------------------------------------
           Michael S. McQuary

           /s/     *                       Chairman of the Board of Directors
--------------------------------------
           Sky D. Dayton

      /s/          *                       Director
--------------------------------------
        Linwood A. Lacy, Jr.

                                     II-9


      /s/          *                       Director
--------------------------------------
         Campbell B. Lanier III

      /s/          *                       Director
--------------------------------------
        William H. Scott, III

                                           Director
--------------------------------------
           William T. Esrey

         /s/       *                       Director
--------------------------------------
           Reed E. Slatkin

                                           Director
--------------------------------------
           Len J. Lauer

       /s/         *                       Director
--------------------------------------
         Philip W. Schiller

---------
* Indicates execution pursuant to power of attorney previously granted.

                                     EXHIBIT INDEX


       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
         3.1                   --   Amended and Restated Certificate of Incorporation of
                                    EarthLink, as amended (incorporated by reference to
                                    EarthLink's Form S-4 dated January 6, 2000--File No.
                                    333-94177).

         3.2                   --   Bylaws of EarthLink, as amended (incorporated by reference to EarthLink's Form S-4 dated January 6, 2000--File No.
                                    333-94177).

         4.1                   --   Subordinated Debt Indenture (incorporated by reference to
                                    Exhibit 4.3 to MindSpring's Form S-3/A filed on April 7,
                                    1999--File No. 333-74151).

         4.2                   --   First Supplemental Indenture (incorporated by reference to
                                    Exhibit 4.4 to MindSpring's Form S-3/A filed on April 7,
                                    1999--File No 333-74151).

         4.3                   --   Second Supplemental Indenture (incorporated by reference
                                    to Exhibit 4.3 to EarthLink's Registration Statement on
                                    Form S-4 -- File No. 333-41064)

         5.1                   --   Opinion of Hunton & Williams.

        10.1                   --   1995 Stock Option Plan and form of Stock Option Agreement
                                    (incorporated by reference to Exhibit 10.1 to EarthLink
                                    Network's Registration Statement on Form S-1--File
                                    No. 333-15781).

        10.2                   --   (a) Netscape Communications Corporation Internet Service
                                    Provider Navigator Distribution Agreement, dated May 31,
                                        1996, between EarthLink Network, Inc. and Netscape
                                        Communications Corporation (incorporated by reference to
                                        Exhibit 10.6 to EarthLink Network's Registration
                                        Statement on Form S-1--File No. 333-15781).

                                    (b) Amendment No. 1 to Netscape Communications Corporation
                                    Internet Service Provider Agreement (incorporated by
                                        reference to Exhibit 10.6(a) to EarthLink Network's
                                        Registration Statement on Form S-1--File
                                        No. 333-15781).

                                    (c) Amendment No. 2 to Netscape Communications Corporation
                                    Internet Service Provider Agreement (incorporated by
                                        reference to Exhibit 10.6(b) to EarthLink Network's
                                        Registration Statement on Form S-1--File
                                        No. 333-15781).

        10.3                   --   (a) Network Services Agreement, dated May 31, 1996, between
                                    EarthLink Network, Inc. and UUNET Technologies, Inc.
                                        (incorporated by reference to Exhibit 10.7 to EarthLink
                                        Network's Registration Statement on Form S-1--File
                                        No. 333-15781).

                                    (b) Addendum No. 1 to Network Services Agreement
                                    (incorporated by reference to Exhibit 10.7(a) to EarthLink
                                        Network's Registration Statement on Form S-1--File
                                        No. 333-15781).

        10.4                   --   Software Distribution Agreement (MacTCP), dated October 2,
                                    1995, between EarthLink Network, Inc. and Apple Computer,
                                    Inc. (incorporated by reference to Exhibit 10.8 to EarthLink
                                    Network's Registration Statement on Form S-1--File
                                    No. 333-15781).

        10.5                   --   Amended and Restated Employment Agreement (incorporated by reference to Exhibit 10.8(d) to EarthLink Network's
                                    Registration Statement on Form S-1--File No. 333-53063).

        10.6                   --   Standard Industrial/Commercial Multi-Tenant Lease, dated
                                    December 1, 1995, between EarthLink Network, Inc. and Becton
                                    Dickinson and Company (incorporated by reference to
                                    Exhibit 10.12 to EarthLink Network's Registration Statement
                                    on Form S-1--File No. 333-15781).

        10.7                   --   Internet Wizard Sign-Up Agreement, between EarthLink
                                    Network, Inc. and Microsoft Corporation, dated August 16,
                                    1996 (incorporated by reference to Exhibit 10.19 to
                                    EarthLink Network's Registration Statement on
                                    Form S-1--File No. 333-15781).

        10.8                   --   Network Access Agreement, between EarthLink Network, Inc.
                                    and PSINet, Inc., dated July 22, 1996 and Amendment No. 1 to
                                    Network Access Agreement (incorporated by reference to
                                    Exhibit 10.20 to EarthLink Network's Registration Statement
                                    on Form S-1--File No. 333-15781).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        10.9                   --   (a) Office Lease by and between The Mutual Life Insurance
                                    Company of New York, and EarthLink Network, Inc., dated
                                        September 20, 1996 (incorporated by reference to
                                        Exhibit 10.21 to EarthLink Network's Registration
                                        Statement on Form S-1--File No. 333-15781).

                                    (b) Third Amendment to the lease agreement between WHMNY
                                    Real Estate Limited Partnership and EarthLink Network, Inc.
                                        (incorporated by reference to Exhibit 10.1 to EarthLink
                                        Network's Form 10-Q filed on November 16, 1998--File
                                        No. 0-20799).

        10.10                  --   Amended and Restated Convertible Securities Vesting Plan
                                    (incorporated by reference to Exhibit 10.18 to EarthLink
                                    Network's Report on Form 10-K for the fiscal year ended
                                    December 31, 1997--File No. 0-20799).

        10.11                  --   (a) Key Employee Compensation Continuation Plan
                                    (incorporated by reference to Exhibit 10.19 to EarthLink
                                        Network's Report on Form 10-K for the fiscal year ended
                                        December 31, 1997--File No. 0-20799).

                                    (b) Amendment to Key Employee Compensation Continuation Plan
                                    (incorporated by reference to Exhibit 10.19(a) to EarthLink
                                        Network's Report on Form 10-K for the fiscal year ended
                                        December 31, 1997--File No. 0-20799).

        10.12                  --   Governance Agreement, dated as of February 10, 1998,
                                    (incorporated by reference to Exhibit 10.1 to EarthLink
                                    Network's Form 8-K filed on February 10, 1998--File
                                    No. 0-20799).

        10.13                  --   Credit Agreement, dated as of February 10, 1998, with Sprint
                                    Corporation as the Lender (incorporated by reference to
                                    Exhibit 10.3 to EarthLink Network's Form 8-K filed on
                                    February 10, 1998--File No. 0-20799).

        10.14                  --   Registration Rights Agreement, dated as of February 10,
                                    1998, with Sprint Corporation, and Sprint Communications
                                    Company L.P. (incorporated by reference to Exhibit 99.1 to
                                    EarthLink Network's Form 8-K filed on February 10,
                                    1998--File No. 0-20799).

        10.15                  --   Stockholders Agreement, dated as of February 10, 1998, among
                                    EarthLink Network, Inc., Sprint Corporation, Sprint
                                    Communications Company L.P., and the persons identified on
                                    Schedule 1 thereto (incorporated by reference to
                                    Exhibit 99.2 to EarthLink Network's Form 8-K filed on
                                    February 10, 1998--File No. 0-20799).

        10.16                  --   Marketing and Distribution Agreement, dated as of
                                    February 10, 1998, Sprint Corporation, and Sprint
                                    Communications Company L.P. (incorporated by reference to
                                    Exhibit 10.26 of EarthLink Network's Registration Statement
                                    on Form S-4 filed May 13, 1998--File No. 333-52507).

        10.17                  --   Lease Agreement, between EarthLink Network Inc. and Prentiss
                                    Properties Natomas, L.P. (incorporated by reference to
                                    Exhibit 10.1 to EarthLink Network's Form 10-Q filed on
                                    September 30, 1999--File No. 0-20799).

        10.18                  --   Lease Agreement, between Park West E-3 Associates and NETCOM
                                    On-Line Communication Services, Inc., dated February 23,
                                    1996 (incorporated by reference to Exhibit 10.2 to
                                    MindSpring's Form--10-K for the fiscal year ended
                                    December 31, 1998--File No. 0-27890).

        10.19                  --   Lease Agreement, commencing on November 1, 1995, between
                                    West Peachtree Point Partners, L.P. and MindSpring
                                    Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10(j) to MindSpring's Registration Statement on
                                    Form S-1--File No. 333-108).

        10.20                  --   First Amendment dated February 6, 1996 to Lease Agreement
                                    dated November 1, 1995 between John Marshall Law School,
                                    Inc. (assignee of West Peachtree Point Partners, L.P.) and
                                    MindSpring Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10(cc) to MindSpring's Registration Statement on
                                    Form S-1--File No. 333-108).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        10.21                  --   MindSpring Enterprises, Inc. 1995 Stock Option Plan, as
                                    amended (incorporated by reference to Exhibit 10.7 to
                                    MindSpring's Form 10-K for the fiscal year ended
                                    December 31, 1998--File No. 0-27890).

        10.22                  --   Form of Stock Option Agreement (incorporated by reference to
                                    Exhibit 10(v) to MindSpring's Registration Statement on
                                    Form S-1--File No. 333-108).

        10.23                  --   MindSpring Enterprises, Inc. 1995 Directors Stock Option
                                    Plan, as amended (incorporated by reference to Exhibit 10.9 to MindSpring's Form 10-K for the fiscal year ended
                                    December 31, 1998--File No. 0-27890).

        10.24                  --   Form of Director Stock Option Agreement, as amended
                                    (incorporated by reference to Exhibit 10(x) to MindSpring's
                                    Registration Statement on Form S-1--File No. 333-108).

        10.25                  --   Master Services Agreement, dated July 15, 1996, between
                                    BellSouth Telecommunications, Inc. and MindSpring
                                    Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10(cc) to MindSpring's Form S-1--File
                                    No. 333-10779).

        10.26                  --   Office Building Lease Agreement, commencing December 15,
                                    1997, between Pennsylvania Dental Service Corporation, a
                                    Pennsylvania corporation d/b/a Delta Dental of Pennsylvania, and MindSpring Enterprises, Inc. (incorporated by reference to Exhibit 10.13 to MindSpring's Form 10-K for the fiscal
                                    year ended December 31, 1998--File No. 0-27890).

        10.27                  --   Lease Agreement effective as of January 1, 1997 by and
                                    between CMS Peachtree, L.P. and MindSpring Enterprises, Inc.
                                    (incorporated by reference to Exhibit 10(hh) to MindSpring's
                                    Form 10-K for the fiscal year ended December 31, 1996--File
                                    No. 0-27890).

        10.28                  --   Amendment dated June 6, 1997 to Master Services Agreement, dated July 15, 1996, between BellSouth Telecommunications,
                                    Inc. and MindSpring Enterprises, Inc. (incorporated by
                                    reference to Exhibit 10.1 to MindSpring's Form 10-Q for the quarter ended June 30, 1997--File No. 0-27890).

        10.29                  --   Special Service Arrangement Agreement, dated June 1997,
                                    between BellSouth Telecommunications, Inc. and MindSpring
                                    Enterprises, Inc. (a substantially identical contract has
                                    been executed for each of Alabama, Florida, Kentucky, North
                                    Carolina, South Carolina and Tennessee) (incorporated by
                                    reference to Exhibit 10.2 to MindSpring's Form 10-Q for the quarter ended June 30, 1997--File No. 0-27890).

        10.30                  --   Lease Agreement dated November 16, 1999, between Kingston
                                    Atlanta Partners, L.P. and MindSpring Enterprises, Inc.
                                    (incorporated by reference to Exhibit 10.38 to EarthLink's
                                    Form S-4 dated January 6, 2000--File No. 333-94177).

        10.31                  --   First Amendment to Lease, dated October 1, 1999, between
                                    Park West E-3 Associates and NETCOM On-line Communication
                                    Services, Inc. (incorporated by reference to Exhibit 10.39 to EarthLink's Form S-4 dated January 6, 2000--File
                                    No. 333-94177).

        10.32                  --   Lease Agreement, dated June 30, 1998, between Ryan Southbank
                                    II, L.L.C. and MindSpring Enterprises, Inc. (incorporated by reference to Exhibit 10.32 to EarthLink's Registration
                                    Statement on Form S-4--File No. 333-41064).

        10.33                  --   Sublease, dated September 14, 1999, between International
                                    Business Machines Corporation and MindSpring Enterprises,
                                    Inc. (incorporated by reference to Exhibit 10.41 to
                                    EarthLink's Form S-4 dated January 6, 2000--File
                                    No. 333-94177).

        10.34                  --   Fourth Amendment dated June 24, 1998, to Lease Agreement
                                    dated August 11, 1995 by and among 1430 L.L.C. and
                                    MindSpring Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10.42 to EarthLink's Form S-4 dated January 6,
                                    2000--File No. 333-94177).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        10.35                  --   Fifth Amendment dated October 26, 1999 to Lease Agreement
                                    dated August 11, 1995 by and among 1430 L.L.C. and
                                    MindSpring Enterprises, Inc. (incorporated by reference to
                                    Exhibit 10.35 to EarthLink's Registration Statement on Form
                                    S-4--File No. 333-41064).

        10.36                  --   Amendment dated December 20, 1999, to Office Building Lease
                                    Agreement dated December 15, 1997, between Pennsylvania
                                    Dental Service Corporation and MindSpring Enterprises, Inc.
                                    (incorporated by reference to Exhibit 10.36 to EarthLink's
                                    Registration Statement on Form S-4--File No. 333-41064).

        10.37                  --   EarthLink Centre Standard Modified Gross Office Lease, dated
                                    October 5, 1999, by and between Limar Realty Corp. #6 and
                                    Earthlink Network, Inc. (incorporated by reference to
                                    Exhibit 10.37 to EarthLink's Registration Statement on Form
                                    S-4--File No. 333-41064).

        16.1                   --   Letter Regarding Change in Certifying Accountant
                                    (incorporated by reference from Exhibit 99 to Form 8-K filed on July 6, 2000).

        21.1 *                 --   Subsidiaries of EarthLink.

        23.1 *                 --   Consent of PricewaterhouseCoopers LLP (EarthLink, Inc. and
                                    EarthLink Network, Inc.).

        23.2 *                 --   Consent of Arthur Andersen LLP (MindSpring Enterprises,
                                    Inc.).

        23.3 *                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (OneMain.com, Inc.).

        23.4 *                 --   Consent of Ernst & Young LLP, Independent Auditors (D&E
                                    SuperNet, Inc.).

        23.5 *                 --   Consent of Ernst & Young LLP, Independent Auditors (SunLink,
                                    Inc.).

        23.6 *                 --   Consent of Ernst & Young LLP, Independent Auditors (LebaNet,
                                    Inc.).

        23.7 *                 --   Consent of Grant Thornton LLP, Independent Auditors
                                    (Southwind Internet Access, Inc.).

        23.8 *                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Southwind Internet Access, Inc.).

        23.9 *                 --   Consent of Ernst & Young LLP, Independent Auditors (Horizon
                                    Internet Techologies, Inc.).

        23.10*                 --   Consent of Coulter & Justus, P.C., Independent Auditors
                                    (United States Internet, Inc.).

        23.11*                 --   Consent of Ernst & Young LLP, Independent Auditors (United
                                    States Internet, Inc.).

        23.12*                 --   Consent of Ernst & Young LLP, Independent Auditors (Internet
                                    Partners of America, LLC).

        23.13*                 --   Consent of Ernst & Young LLP, Independent Auditors (ZoomNet,
                                    Inc.).

        23.14*                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Palm.Net, USA, Inc.).

        23.15*                 --   Consent of Ernst & Young LLP, Independent Auditors (Internet
                                    Access Group, Inc.).

        23.16*                 --   Consent of Ernst & Young LLP, Independent Auditors (Midwest
                                    Internet, LLC).

        23.17*                 --   Consent of Kevin J. Tochtrop, Certified Public Accountant,
                                    Independent Auditor (Internet Solutions, LLC).

        23.18*                 --   Consent of Ernst & Young LLP, Independent Auditors (Internet
                                    Solutions LLC).

        23.19*                 --   Consent of Ernst & Young LLP, Independent Auditors (FGInet,
                                    Inc.).

        23.20*                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Superhighway, Inc. d/b/a Indynet).

        23.21*                 --   Consent of Ernst & Young LLP, Independent Auditors
                                    (Lightspeed Net, Inc.).

        23.22*                 --   Consent of Ernst & Young LLP, Independent Auditors (JPS.Net
                                    Corporation).

        23.23*                 --   Consent of KPMG LLP, Independent Auditors (TGF Technologies,
                                    Inc.).

        23.24*                 --   Consent of Ernst & Young LLP, Independent Auditors (TGF
                                    Technologies, Inc.).

        23.25*                 --   Consent of Ernst & Young LLP, Independent Auditors (Consumer
                                    Internet Access Services of Sprint Corporation).

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        23.26                 --   Consent of Hunton & Williams (included in Exhibit 5.1).

        24.1                  --   Powers of Attorney for EarthLink's directors (included on
                                   signature page hereto).

-------------------------

 * Filed herewith.